Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic Announces Mandatory Conversion of Its 5.375% Class B Mandatory Convertible Preferred Stock

NEW YORK, September 28, 2017 - Arconic Inc. (“Arconic” or the “Company”) (NYSE: ARNC) announced today that all its outstanding 5.375% Class B Mandatory Convertible Preferred Stock, Series 1, par value $1.00 per share (“Class B preferred stock”), will automatically convert into shares of Arconic common stock at a rate of 15.6996 common shares per share of Class B preferred stock, with deemed effect on October 1, 2017, the mandatory conversion date.

On October 2, 2017, the first business day following the mandatory conversion date, holders of the depositary shares (NYSE: ARNC.PB), each representing one-tenth (1/10th) interest in one share of the Class B preferred stock, will receive 1.56996 Arconic common shares for each depositary share. Cash will be paid in lieu of fractional common shares. No action by holders of the depositary shares is required in connection with the conversion. As of September 27, 2017, there were 24,977,625 depositary shares outstanding; 22,375 depositary shares were previously tendered for early conversion into 29,269 shares of Arconic common stock.

The conversion of the remaining outstanding Class B preferred stock will result in the issuance of approximately 39.2 million shares of Arconic common stock on October 2, 2017 (assuming no further early conversions). As of July 28, 2017, Arconic had 441,030,999 shares of common stock issued and outstanding.

Arconic previously announced that Arconic’s Board of Directors declared a dividend on July 24, 2017 of $6.71875 per share of the Class B preferred stock (or $0.671875 per depositary share), payable on October 1, 2017 to holders of record as of September 15, 2017. This dividend payment will be made in the customary manner.

Upon conversion, the Class B preferred stock and depositary shares will no longer be outstanding and all rights with respect to the Class B preferred stock and depositary shares will cease and terminate, except the right to receive the number of whole common shares issuable upon conversion of the Class B preferred stock and any required cash-in-lieu of fractional shares. Upon conversion, the depositary shares will be delisted from trading on the New York Stock Exchange.

About Arconic

Arconic Inc. (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

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